Exhibit 99.1

Contact:	Nick Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN REPORTS 2008 THIRD QUARTER

FINANCIAL RESULTS

SAN DIEGO (November 17, 2008) – Nanogen, Inc. (Nasdaq: NGEN), developer of in vitro diagnostic products, has reported its unaudited financial results for the quarter ended September 30, 2008.

Revenues for the third quarter of 2008 totaled $13.8 million, representing an increase of more than 64% from the $8.4 million reported for the same quarter in 2007. Current revenue increased 7% as compared to $12.9 million in the prior quarter.

Costs and expenses, including cost of sales, were $18.0 million, representing a 31% decrease from the $26.1 million incurred in the same quarter in 2007, and a decrease of 7% from the $19.3 million incurred in the prior quarter.

For the quarter ended September 30, 2008, Modified EBITDA, management’s internal measure of performance, was negative $633,000 for the third quarter of 2008, an improvement of 92% as compared to negative $7.6 million in the same quarter in 2007, and an improvement of 77% as compared to negative $2.8 million in the prior quarter.

The third quarter of 2008 loss from operations was $4.2 million, representing a decrease in the loss of 76% as compared to the $17.8 million loss in the same quarter in 2007, and a decrease in the loss of 33% compared to the $6.3 million loss in the prior quarter.

“Our third quarter results continue to show the excellent progress we are making as a result of our business restructuring. Compared to one year ago, we experienced a substantial reduction in spending while continuing our strong revenue growth,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “This continuing improvement in business operations, combined with the planned merger with Elitech in early 2009, will complete the transformation of Nanogen into a profitable, global in-vitro diagnostics company.”

Financial Guidance for 2008:

Nanogen’s 2008 guidance is unchanged. The company expects total 2008 revenues to increase by approximately 25 percent from 2007 levels with a gross margin of approximately 60 percent. The anticipated growth in revenues, combined with improved gross margins and substantial operating expense reductions, should allow the company to continue to improve quarterly operating cash flow through the end of 2008 as measured by Modified EBITDA.

Modified EBITDA continued to improve during the third quarter of 2008. Management remains committed to continuing to improve this measure of performance.

	Three months ended September 30, 2008	Three months ended September 30, 2007
	(unaudited)	(unaudited)
Net loss	$(5,992)	$(901)
Net interest	2,981	1,251
Depreciation and amortization	1,438	1,657

EBITDA	(1,573)	2,007
Stock-based compensation	434	832
Minority owned Jurilab’s results of operations	—	302
Gain on deconsolidation of Jurilab (VIE)	—	(12,686)
Restructuring charges	521	6,933
Facility lease termination charges	—	455
Loss on extinguishment of debt	3,050	—
Acquisition costs	1,120	—
Warrant and conversion right valuation gains	(4,185)	(5,426)

Modified EBITDA	$(633)	$(7,583)

Management uses the non-GAAP modified EBITDA net loss for financial guidance because management does not consider non-cash stock based compensation expense, minority owned Jurilab’s results of operations, gain on deconsolidation of Jurilab, the non-cash warrant and conversion right valuation adjustments, lease termination charges, acquisition costs, losses on extinguishment of debt, or restructuring charges associated with eliminating future costs and expenses in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the modified EBITDA net loss provided in this earnings release and the resulting financial guidance for 2008 to enable investors to analyze further and more consistently the period-to-period financial performance of our business operations. Management believes that by providing investors with this non-GAAP measure it gives the investor additional important information to enable them to assess, in a way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

The financial results included in this press release are unaudited. The complete, audited financial statements of the company for the year ended December 31, 2007 are included in Nanogen’s Annual Report on Form 10-K filed with the SEC on March 31, 2008.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the third quarter 2008 results on November 17, 2008 at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing 800-561-2718 for US/Canada participants and 617-614-3525 for international participants. The conference ID will be 52809229.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for one year. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on November 17, 2008, and can be accessed via telephone at 888-286-8010 for US/Canada participants and 617-801-6888 for international participants. The conference ID, 77617284, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen, Inc. develops diagnostic products that enable physicians to deliver improved patient care. Its products allow faster and easier diagnosis, treatment and monitoring of cardiovascular disease and a range of infectious diseases. The company’s products include molecular diagnostic kits and reagents, and kits for rapid point-of-care testing. Nanogen has pioneered the development of biomarkers, molecular biology technologies and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether cash flow breakeven can be achieved, whether revenues will continue to increase and expenses continue to decrease, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether the proposed business combination will result in the anticipated benefits, whether Nanogen will achieve the gross margin target, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,689	$5,806
Short-term investments	—	1,450
Receivables, net	18,130	14,821
Inventories, net	2,587	2,267
Other current assets	2,213	1,840

Total current assets	24,619	26,184
Property and equipment, net	5,562	6,662
Acquired technology rights and intangibles, net	12,029	14,905
Restricted cash	9,340	9,626
Other non-current assets, net	1,679	2,011
Goodwill	38,948	38,963

Total assets	$92,177	$98,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,866	$15,600
Deferred revenues	5,312	663
Conversion feature of convertible debt	5,227	664
Current portion of assigned royalty interests obligation	—	2,868
Common stock warrants	3,605	1,708
Current portion of debt obligations	12,089	4,868

Total current liabilities	46,099	26,371
Debt obligations, less current portion	7,780	8,139
Long-term deferred revenues	20,140	—
Sponsored research payable	4,839	4,848
Long-term assigned royalty interests obligation	—	14,711
Other long-term liabilities	2,887	2,778

Total long-term liabilities	35,646	30,476
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at September 30, 2008 and December 31, 2007; no shares issued and outstanding at September 30, 2008 or December 31, 2007	—	—
Common stock, $0.001 par value, 245,000,000 and 135,000,000 shares authorized at September 30, 2008 and December 31, 2007, respectively; 81,200,909 and 73,218,128 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	81	73
Additional paid-in capital	445,209	440,583
Accumulated other comprehensive income	1,863	2,237
Accumulated deficit	(436,721)	(400,618)
Treasury stock, at cost, 0 and 416,027 shares at September 30, 2008 and December 31, 2007, respectively	—	(771)

Total stockholders’ equity	10,432	41,504

Total liabilities and stockholders’ equity	$92,177	$98,351

See accompanying notes.

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$7,819	$5,549	$23,861	$16,927
License fees	1,514	1,833	4,772	5,132
Contracts and grants	4,428	986	8,744	6,277

Total revenues	13,761	8,368	37,377	28,336
Costs and expenses:
Cost of product sales (excluding amortization of purchased intangibles)	4,466	8,705	14,783	18,064
Research and development	4,768	7,540	13,710	21,598
Selling, general and administrative	8,036	9,167	25,093	29,253
Amortization of purchased intangible assets	707	733	2,350	2,260

Total costs and expenses	17,977	26,145	55,936	71,175

Loss from operations	(4,216)	(17,777)	(18,559)	(42,839)
Other income (expense):
Interest income	154	188	631	757
Interest expense	(3,135)	(1,439)	(6,341)	(3,438)
Other income (expense)	37	27	325	(26)
Loss on extinguishment of debt	(3,050)	—	(15,295)	—
Change in fair value of warrants and conversion rights	4,185	5,426	3,126	5,436
Gain (loss) on foreign currency transactions	33	(12)	10	(26)
Gain on deconsolidation of VIE	—	12,686	—	12,686

Total other income (expense)	(1,776)	16,876	(17,544)	15,389

Net loss	$(5,992)	$(901)	$(36,103)	$(27,450)

Net loss per share—basic and diluted	$(0.08)	$(0.01)	$(0.48)	$(0.38)
Number of shares used in computing net loss per share—basic and diluted	78,468	72,966	75,624	72,035

# # # #

The proposed business combination between Nanogen, Inc. (“Nanogen”) and Elitech Group (the “Business Combination”) will be submitted to the stockholders of Nanogen for their consideration, and Nanogen will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders are urged to read the registration statement and the proxy statement/prospectus regarding the proposed Business Combination when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Nanogen, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Nanogen’s website (http://www.nanogen.com). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to: Investor Relations at 858-410-4600 or via email to: info@nanogen.com.

Nanogen, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Nanogen in connection with the proposed Business Combination. Information about the directors and executive officers of Nanogen and their ownership of Nanogen common stock is set forth in the proxy statement, dated May 13, 2008, for Nanogen’s annual meeting of stockholders, as filed with the SEC on a Schedule 14, and in Nanogen’s annual report on Form 10-K, as amended on Form 10-K/A, filed with the SEC on March 31, 2008 and April 29, 2008, respectively. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed Business Combination may be obtained by reading the proxy statement /prospectus regarding the proposed Business Combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.